Exhibit 99.1

Wednesday, July 21, 2004, 9:00 AM Eastern Time

Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN BEGINS PHASE III PIVOTAL TRIALS

HOUSTON – (PRNewswire) – July 21, 2004 – Isolagen, Inc. (AMEX: ILE), announced the commencement of its Phase III Pivotal Trials. Isolagen will be conducting two identical trials for the treatment of facial wrinkles.  The trials are randomized, double blind and placebo controlled and will be conducted at various sites in the United States.  The trials, which will run simultaneously, each have 100 patients split evenly between treatment group and placebo controlled group.  Efficacy will be measured by a two (2) point improvement on a six (6) point scale, as evaluated by an independent assessor after four (4) months of treatment.

“We are encouraged by the Special Protocol Assessment (“SPA”) and the very manageable size of the trials,” said Michael Macaluso, CEO. “The start of the Phase III Pivotal Trials in July 2004 should allow Isolagen to file for our Biological License Application (“BLA”) as early as the first quarter of 2005.”

To follow is a question and answer section providing additional information concerning the trials’ SPA status:

WHAT IS AN “SPA”?

An SPA is a Special Protocol Assessment.  An SPA is an Agreement between the sponsor company and the U.S. Food and Drug Administration, or FDA, concerning the adequacy of the design and size of the pivotal clinical studies for assessing safety and effectiveness.  The Agreement is generally binding and can only be changed or rescinded under very special circumstances, such as the discovery of substantial scientific issues pertaining to safety or effectiveness after the studies have been initiated.

WHY IS AN SPA IMPORTANT?

We believe that an SPA significantly lowers the risk to the company because it clarifies the trial objectives that must be met and the timing of those events.  Many trials fail to satisfy regulatory criteria because of clinical design issues.  The SPA should dramatically reduce or eliminate those concerns.

DOES RECEIVING AN SPA GUARANTEE A LICENSE?

No, but the successful completion of clinical studies covered by an SPA typically results in a license/approval being granted.

WHY WAS FACIAL SCARRING NOT A PART OF THE SPA?

The FDA felt that the evaluation of scars would require an entirely different valuation scale because scars are dramatically different lesions as compared to wrinkles.

IS THERE ANY DOWNSIDE TO THE SPA?

None of which we are aware.  Before an SPA is issued, all clinical designs issues are resolved, which may also include relevant Chemical Manufacturing Control (“CMC”) issues.  Once an SPA is received, a sponsor company has a clear and articulated path to follow which we believe provides only advantages.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration.  The company’s product candidates are based on its proprietary Isolagen Process.  Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process has the potential of being shown to be a safe and effective treatment for a variety of conditions.  Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient.  Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements.  Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see http://www.isolagen.com.

Contact:

Michael Macaluso, CEO and President – (713) 780-4754

Jeffrey Tomz, Chief Financial Officer and Secretary - (713) 780-4754

Kate McNeil, Investors Contact, Investor Relations Group – (212) 825-3210
Janet Vasquez, Media Contact, Investor Relations Group – (212) 825-3210